AMNUTRIA DAIRY INC. APPOINTS CHIEF FINANCIAL OFFICER
AS PART OF CONTINUED RESTRUCTURING

Reston, VA--November 7, 2007--Amnutria Dairy Inc. (“Amnutria” or the “Company”) (OTCBB: AUDY) today announced that its board of directors has appointed Shu Kaneko as Chief Financial Officer and a director of the Company, effective as of November 1, 2007. Mr. Kaneko will assume primary responsibility for leading all aspects of Amnutria’s financial activities, including accounting and reporting, strategic planning and analysis, treasury, tax, audit and investor relations.

Prior to joining Amnutria, Mr. Kaneko was a Manager with Ernst & Young Financial Services Advisory Group for over 6 years. He earned his M.B.A. degree from Georgetown University in 2001.

“Mr. Kaneko is a welcome addition to our executive management team,” stated Yang Yong Shan, Amnutria’s Chairman, Chief Executive Officer and President. “His prior work experience brings a new range of financial skills and insight to Amnutria Dairy Inc. that will be very valuable as the Company moves to the next phase in its development.”

On October 9, 2007, the Company, which was previously known as Micro-Tech Identification Systems, Inc., completed a reverse merger of its wholly-owned subsidiary with and into American International Dairy Holding Co., Inc. (“AIDH”). AIDH, through its operating subsidiaries, is a leading producer and distributor of dairy products in the People’s Republic of China. At the time of the merger, the officers and directors of AIDH replaced the Company’s officers and directors, and the Company succeeded to the business of AIDH as its sole line of business. Immediately following the Merger, the Company changed its name to Amnutria Dairy Inc.

In addition, the Company recently raised an aggregate of $9,000,000 through two private placements of its securities. The proceeds from these offerings will be used primarily to repurchase shares of existing shareholders of the Company, for expenses related to the merger and the private offerings, and for working capital purposes.

About Amnutria Dairy Inc.:

Through its wholly-owned operating subsidiaries, Amnutria Dairy Inc. is a producer and distributor of infant and children’s formula, milk powder and soybean products in the People’s Republic of China. The Company’s products are sold under two brand names -- “Xing An Ling” and “Yi Bai.”

Forward Looking Statements:

Certain statements in this release and other written or oral statements made by or on behalf of the Company are “forward looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future are forward-looking statements within the meaning of these laws. The forward looking statements are subject to a number of risks and uncertainties including market acceptance of the Company’s services and projects and the Company’s continued access to capital and other risks and uncertainties. The actual results the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties. These statements are based on our current expectations and speak only as of the date of such statements.

Contact:

Shu Kaneko
Amnutria Dairy Inc.
Chief Financial Officer
tel.: (703) 867-9247
e-mail: joekaneko@yahoo.com